EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants for Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership, we hereby consent to the inclusion of our report dated October 31, 2001, in Building Materials Holding Corporation's Form 10-K for the year ended December 31, 2001.


/s/ Secore & Niedzialek, P.C.


Phoenix, Arizona
March 11, 2002

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                       June 30, 2001 and December 31, 2000

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                          Combined Financial Statements
                   For the Six Months Ended June 30, 2001 and
                      For the Year Ended December 31, 2000

                                TABLE OF CONTENTS

                                                                            Page

FINANCIAL STATEMENTS:
    Combined Balance Sheets                                                 F-3
    Combined Statements of Operations                                       F-4
    Combined Statements of Changes in Equity                                F-5
    Combined Statements of Cash Flows                                       F-6
    Notes to Combined Financial Statements                                  F-7

INDEPENDENT ACCOUNTANTS' REPORT                                             F-16

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                             Combined Balance Sheets
                       June 30, 2001 and December 31, 2000

                                                        Assets
                                                                              2001          2000
Current assets:
    Cash and cash equivalents (Note I)                                    $ 3,590,228   $ 9,253,505
    Trade receivables, net (Notes B, G and I)                              22,418,828    18,521,902
    Inventories (Notes C and G)                                            12,063,162     5,154,918
    Costs in excess of billings on uncompleted contracts
       (Note G)                                                             4,225,905     2,933,767
    Prepaid expenses and other current assets (Note H)                        702,330       540,067
    Capital contribution receivable from member (Note K)                   17,214,982            --
                                                                          -----------   -----------
           Total current assets                                            60,215,435    36,404,159

Property and equipment, net (Note D)                                        6,072,866     5,493,095

Deposits and other assets                                                     118,185       257,103

Note receivable (Note E)                                                      250,000            --
                                                                          -----------   -----------
Total assets                                                              $66,656,486   $42,154,357
                                                                          ===========   ===========

                                                 Liabilities and Equity

Current liabilities:
    Note payable to bank (Note G)                                         $ 4,000,000   $        --
    Accounts payable                                                        4,436,732     3,907,462
    Accrued expenses (Note F)                                              23,069,141     6,439,608
                                                                          -----------   -----------
           Total current liabilities                                       31,505,873    10,347,070
Equity                                                                     35,150,613    31,807,287
                                                                          -----------   -----------
Total liabilities and equity                                              $66,656,486   $42,154,357
                                                                          ===========   ===========

Commitments and contingencies (Notes H and K)

                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                        Combined Statements of Operations
                   For the Six Months Ended June 30, 2001 and
                      For the Year Ended December 31, 2000

                                                    Percent of              Percent of
                                           2001      Revenues      2000      Revenues
Net sales (Note I)                    $ 85,752,626     100.0%  $161,419,927    100.0%
Cost of sales                           69,166,488      80.7    134,688,054     83.4
                                      ------------    ------   ------------    -----
       Gross profit                     16,586,138      19.3     26,731,873     16.6
Selling, general and administrative
   expenses (Note H)                    13,097,675      15.3     23,913,734     14.8
                                      ------------    ------   ------------    -----
Income from operations                   3,488,463       4.0      2,818,139      1.8
Other income (expense), net               (145,137)     (0.1)       615,563      0.3
Change in control bonus (Note K)       (17,214,982)    (20.1)            --       --
                                      ------------    ------   ------------    -----
Net income (loss)                     $(13,871,656)    (16.2)% $  3,433,702      2.1%
                                      ============    ======   ============    =====

                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                    Combined Statements of Changes in Equity
                   For the Six Months Ended June 30, 2001 and
                      For the Year Ended December 31, 2000

                                                        Knipp
                                                     Brothers, Inc.      BMC
                                                     and Affiliates   Framing, Inc.       Total
Balance, January 1, 2000                             $ 14,470,528    $ 13,903,057    $ 28,373,585
Contributions                                             510,000         490,000       1,000,000
Distributions                                            (510,000)       (490,000)     (1,000,000)
Net income for the year                                 1,751,188       1,682,514       3,433,702
                                                     ------------    ------------    ------------
Balance, December 31, 2000                             16,221,716      15,585,571      31,807,287
Contribution (Note K)                                  17,214,982              --      17,214,982
Net income (loss) for the period (Note K)             (15,509,886)      1,638,230     (13,871,656)
                                                      ------------   ------------    ------------
Balance, June 30, 2001                               $ 17,926,812    $ 17,223,801    $ 35,150,613
                                                      ============   ============    ============

                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                        Combined Statements of Cash Flows
                   For the Six Months Ended June 30, 2001 and
                      For the Year Ended December 31, 2000

                                                                       2001           2000
Cash flows from operating activities:
    Net income (loss)                                            $(13,871,656)   $ 3,433,702
    Adjustments to reconcile net income (loss) to net
      cash provided (used) by operating  activities:
        Depreciation and amortization                                 968,203      1,886,031
       (Increase) decrease in assets:
          Trade receivables                                        (3,896,926)    (1,115,361)
          Inventories                                              (6,908,244)      (362,990)
          Costs in excess of billings on uncompleted contracts     (1,292,138)        28,530
          Prepaid expenses and other current assets                  (162,263)      (408,903)
          Capital contribution receivable from member             (17,214,982)            --
          Deposits and other                                          138,918        (48,469)
        Increase in liabilities:
          Accounts payable                                            529,270        333,394
          Accrued expenses                                         16,629,533      3,374,677
                                                                 ------------    -----------
          Net cash provided (used) by operating activities        (25,080,285)     7,120,611
                                                                 ------------    -----------
Cash flows from investing activities:
    Purchase of property and equipment                             (2,232,560)    (2,144,402)
    Note receivable                                                  (250,000)            --
                                                                 ------------    -----------
          Net cash used by investing activities                    (2,482,560)    (2,144,402)
                                                                 ------------    -----------
Cash flows from financing activities:
   Capital contributions                                           17,214,982      1,000,000
   Distributions                                                           --     (1,000,000)
   Bank borrowings                                                  4,000,000             --
   Sale of land to member (Note H)                                    684,586             --
                                                                 ------------    -----------
          Net cash provided by financing activities                21,899,568             --
                                                                 ------------    -----------
Net increase (decrease) in cash                                    (5,663,277)     4,976,209
Cash and cash equivalents, beginning                                9,253,505      4,277,296
                                                                 ------------    -----------
Cash and cash equivalents, ending                                $  3,590,228    $ 9,253,505
                                                                 ============    ===========

                     The accompanying notes are an integral
                  part of these combined financial statements.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      Combination Policy and Nature of Operations

      The accompanying combined balance sheets and combined statements of operations, changes in equity, and cash flows include the accounts of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership ("the Companies"), which are under common control and management. Intercompany balances and transactions have been eliminated in combination.

      Knipp Brothers Industries, LLC, a Delaware LLC ("Industries") is a framing contractor engaged in subcontracting for home builders in the metropolitan areas of Phoenix and Tucson, Arizona and Las Vegas, Nevada. KBI Distribution, LLC, a Delaware LLC, ("Distribution") operates a lumberyard in the metropolitan area of Phoenix Arizona. Industries and Distribution are owned 51% by Knipp Brothers, Inc. and 49% by BMC Framing, Inc. (formerly known as BMHC Framing, Inc.)

      KB Industries Limited Partnership, a California Limited Partnership ("LP") is a framing contractor engaged in subcontracting for homebuilders in Southern California. LP is owned 51% by affiliates of Knipp Brothers, Inc. and 49% by BMC Framing, Inc.

      Use of Estimates

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash Equivalents

      For purposes of the combined statements of cash flows, the Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Revenue and Cost Recognition

      Industries and LP prepare their financial statements using the completed-contract method of recording income on construction contracts. The contracts generally involve framing of a number of residential units. Each phase of carpentry work (rough and trim) is considered complete when all costs except insignificant items have been incurred and the work has been accepted by the home builder. Substantially all work performed is billed at the completion of each phase of work. As a result of the nature of the contracts, financial position and results of operations approximate the results that would be reported if the percentage-of-completion method was used.

      Cost of sales includes direct material and labor costs, as well as indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

      Costs in excess of amounts billed are included in current assets as costs in excess of billings on uncompleted contracts.

      Sales of lumber packages by Distribution to third parties, and related costs are recognized at the time of sale.

      Advertising Costs

      Advertising costs totaling approximately $122,000 for the six months ended June 30, 2001 and $295,000 for the year ended December 31, 2000 were charged to operations as incurred.

      Income Taxes

      The Companies have elected to be treated as partnerships for income tax purposes and as such, are not taxed. Under subchapter K of the Internal Revenue Code, each member or partner is taxed separately on their distributive share of the Companies' income whether or not the income is actually distributed.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)


NOTE B - TRADE RECEIVABLES

      Trade receivables consist of the following:

                                                June 30,
                                                  2001       December 31, 2000

Completed residential construction contracts   $ 22,283,357    $ 18,399,139
Other trade                                         235,471         222,763
Less reserves                                      (100,000)       (100,000)
                                               ------------    ------------
Total                                          $ 22,418,828    $ 18,521,902
                                               ============    ============

      The Companies file preliminary lien notices on residential construction contract receivables to protect their collateral in case of non-payment.

NOTE C - INVENTORIES

      Inventories are recorded at the lower of cost or market on a first-in, first-out method, and consist of the following:

                        June 30,
                          2001     December 31, 2000

Lumber and supplies   $11,957,336     $5,115,274
Finished trusses          105,826         39,644
                      -----------     ----------
Total                 $12,063,162     $5,154,918
                      ===========     ==========

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE D - PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and consist of the following:

                                    June 30,
                                      2001    December 31, 2000

Land                            $    397,401    $  1,081,987
Buildings                            270,975         270,975
Autos and trucks                   8,626,923       7,466,631
Construction equipment             4,315,971       3,693,626
Office equipment                     294,501         249,325
Leasehold improvements               754,801         445,941
                                ------------    ------------
Total property and equipment      14,660,572      13,208,485
Less accumulated depreciation     (8,587,706)     (7,715,390)
                                ------------    ------------
Net property and equipment      $  6,072,866    $  5,493,095
                                ============    ============

      Depreciation is provided in amounts sufficient to relate the cost of property and equipment to operations using the declining balance and straight-line methods over their estimated useful lives of 5 to 39 years. Depreciation expense for the six months ended June 30, 2001 and for the year ended December 31, 2000 was $968,203 and $1,886,031, respectively.

NOTE E - NOTE RECEIVABLE

      As of June 30, 2001, the Companies have a $250,000 note receivable from a builder, at 6% interest, due on or before October 31, 2002. The note is collateralized by real estate.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE F - ACCRUED EXPENSES

      Accrued expenses consist of the following:

                                                          June 30,
                                                            2001     December 31, 2000
Payroll and related expenses                           $ 3,912,344       $5,099,077
Workers' compensation and medical insurance (Note H)     1,084,562        1,047,005
Other                                                      857,253          293,526
Change in control bonus (Note K)                        17,214,982               --
                                                       -----------       ----------
Total                                                  $23,069,141       $6,439,608
                                                       ===========       ==========

NOTE G - NOTE PAYABLE TO BANK

      The Companies have a $5,000,000 revolving line of credit agreement with Bank of America, N.A. with interest at the bank's prime rate (6.75% at June 30, 2001). The line of credit matures August 31, 2001 and is secured by trade receivables, inventories and costs in excess of billings on uncompleted contracts. The agreement also contains, among other things, certain restrictions and requirements relating to the maintenance of various financial ratios. At June 30, 2001 and December 31, 2000, the unused line of credit was $1,000,000 and $5,000,000, respectively.

NOTE H - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

      Related Party Purchases and Advances

      The Companies purchased materials and supplies totaling approximately $247,000 and $709,000 for the six months ended June 30, 2001 and for the year ended December 31, 2000, respectively, from one of the Companies' members.

      In June 2001, a member purchased a parcel of land for $684,586 from the Companies at original cost.

      Included in other current assets at June 30, 2001 is a $57,606 receivable due from a member.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE H - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

      Management Agreements with Related Parties

      The Companies have management agreements with members or affiliates of its members. Fees incurred by the Companies totaled $3,616,200 and $7,200,000, during the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

      Legal Proceedings

      The Companies are involved in litigation and other legal matters arising in the normal course of business. In the opinion of management, the Companies' recovery or liability, if any, under any of these matters will not have a material adverse effect on the Companies' financial position, liquidity, or results of operations.

      Operating Leases

      In May 1999, the Companies entered into a 5-year lease agreement with a related party for office and production facilities in Las Vegas, Nevada. The lease agreement requires monthly payments of $26,411 through December 31, 2000 and $45,000 thereafter plus real estate taxes and insurance, adjusted annually for increases in consumer price index. Total rent expense was approximately $270,000 and $317,000, respectively, for the six months ended June 30, 2001 and for the year ended December 31, 2000.

      The Companies lease a lumberyard facility in the Phoenix, Arizona metropolitan area, from a related party. The lease provided for monthly payments of $12,781 plus real estate taxes and insurance. The lease was amended in July 2001 to reduce the monthly payment to $5,439 through the end of the lease in April 2004. Total rent expense was approximately $77,000 and $153,000, respectively, for the six months ended June 30, 2001 and for the year ended December 31, 2000.

      In addition, the Companies also lease office space in Tucson, Arizona and Corona, California, land in Las Vegas, Nevada, and certain vehicles and equipment. Total rent paid under these leases was approximately $1,391,000 and $2,372,000, respectively, for the six months ended June 30, 2001 and for the year ended December 31, 2000.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE H - COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

      Approximate future minimum lease payments under operating leases having remaining terms in excess of one year as of June 30, 2001 are as follows:

           Fiscal Years       Third Party         Related
          Ending June 30,       Amounts         Party Amounts           Totals

               2002          $1,041,000          $  540,000          $1,581,000
               2003             918,000             540,000           1,458,000
               2004             598,000             540,000           1,138,000
               2005             400,000             540,000             940,000
               2006              59,000             270,000             329,000
                             ----------          ----------          ----------
              Total          $3,016,000          $2,430,000          $5,446,000
                             ==========          ==========          ==========

      Employee Medical Insurance Program

      The Companies have an employee medical benefit plan to self-insure claims up to $50,000 per year for each individual covered with an annual aggregate liability limit of approximately $3,350,000 at June 30, 2001. Individual claims above $50,000 and the annual aggregate liability limit are covered by a stop-loss insurance policy. The Companies and their covered employees contribute to the fund to pay the claims and stop-loss insurance premiums. At June 30, 2001 and December 31, 2000, management believes that the Companies have made sufficient provisions to cover estimated claims, including claims incurred but not yet reported. Total expense under this program was approximately $805,000 and $2,035,000, respectively, for the six months ended June 30, 2001 and the year ended December 31, 2000.

      Workers' Compensation Insurance Programs

      The Companies are self-insured for workers' compensation claims for all locations commencing in 2000. The Companies self-insure claims up to $250,000 per individual, and individual claims above $250,000 are covered by excess workers' compensation insurance policies. The Companies have obtained standby letters of credit totaling $908,000, as required by the programs. At June 30, 2001 and December 31, 2000, management believes that the Companies have made sufficient provision to cover estimated claims, including claims incurred but not yet reported. Expenses under these programs totaled approximately $711,000 and $1,528,000, respectively, for the six months ended June 30, 2001 and for the year ended December 31, 2000.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE I - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

      Concentrations of Credit Risk

      Financial instruments that subject the Companies to credit risk consist principally of their trade receivables. A small number of home builders account for a substantial portion of trade receivables. The Companies secure their trade receivables with home builders by filing preliminary lien notices on the residential units under construction.

      The Companies occasionally maintain deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

      Major Customers

      The Companies have net sales from two customers during the six months ended June 30, 2001 and for the year ended December 31, 2000, which accounted for approximately 47% and 48% of total net sales, respectively. At June 30, 2001 and December 31, 2000, trade receivables from these customers totaled approximately $9,360,000 and $6,190,000, respectively.

NOTE J - RETIREMENT PLAN

      The Companies maintain a 401(k) salary reduction plan, which covers all employees. Voluntary employee participation in the plan is limited by U.S. Treasury Department regulations. The Companies, at their discretion, may also make contributions to the plan. Contributions to the 401(k) plan, by the Companies totaled approximately $36,000 and $81,000, respectively, for the six months ended June 30, 2001 and for the year ended December 31, 2000.

                         KNIPP BROTHERS INDUSTRIES, LLC
                            KBI DISTRIBUTION, LLC AND
                        KB INDUSTRIES LIMITED PARTNERSHIP
                     Notes to Combined Financial Statements
                       June 30, 2001 and December 31, 2000
                                   (Continued)

NOTE K - SUBSEQUENT EVENT

      On July 3, 2001, BMC Framing, Inc. purchased Knipp Brothers, Inc.'s interest in the Companies as of June 30, 2001, with the exception of the change in control transaction, which occurred on July 2, 2001. Pursuant to the terms of the change in control bonus plan (the "plan"), certain employees were entitled to a cash bonus at such time as the majority member sold its interests in the Companies. As part of the plan, the majority member was required to make a capital contribution for the entire amount of the bonus, which was specifically allocated to the majority member's share of income from the Companies. On July 2, 2001, the majority member contributed $17,214,982 to capital and the Companies paid bonuses in the same amount. The bonus and corresponding capital contribution have been accrued in the accompanying June 30, 2001 financial statements.

                         INDEPENDENT ACCOUNTANTS' REPORT

      To the Members and Partners of Knipp Brothers Industries, LLC, KBI Distribution, LLC and KB Industries Limited Partnership

      We have audited the accompanying combined balance sheets of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership (the "Companies") as of June 30, 2001 and December 31, 2000 and the related combined statements of operations, changes in equity, and cash flows for the six months ended June 30, 2001 and for the year ended December 31, 2000. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Knipp Brothers Industries, LLC, KBI Distribution, LLC, and KB Industries Limited Partnership as of June 30, 2001 and December 31, 2000, and the results of their operations, changes in equity and cash flows for the six months ended June 30, 2001 and for the year ended December 31, 2000, in conformity with U.S. generally accepted accounting principles.

      /s/ Secore & Niedzialek, P.C.

      October 31, 2001